Filed Pursuant to Rule 424(b)(2)
Registration No. 333-148769

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price per	Aggregate Offering	Amount of
Securities to Be Registered	Registered	Unit	Price	Registration Fee
Preferred Stock, Series G	51,340	$100,000.00(1)	5,134,000,000.00(1)	$201,766.20(1)
Common Stock, no par value	126,200,000	$5.88(2)	$742,056,000(2)	$29,162.80(2)
Common Stock, no par value, issuable upon conversion of Series G Preferred Stock	1,026,800,000	not applicable(3)	not applicable(3)	not applicable(3)
Total

(1)	Calculated pursuant to Rule 457(i) under the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock

(2)	on May 14, 2008, as reported on the New York Stock Exchange. Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, the registration fee shall be calculated only on the basis of the price of the convertible securities, and, therefore, the underlying common stock issuable upon the conversion of the preferred stock shall not be included for purposes of

(3)	calculating the registration fee.

Prospectus Supplement to Prospectus dated January 18, 2008

National City Corporation

Common Stock
Series G Contingent Convertible Perpetual Non-Cumulative Preferred Stock

This prospectus supplement relates to resales of up to 1,153,000,000 shares of our common stock, no par value, and up to 51,340 shares of Series G Contingent Convertible Perpetual Non-Cumulative Preferred Stock, referred to as the Series G Preferred Stock, and together with the common stock, the “securities.” The securities may be resold from time to time by and for the accounts of certain selling stockholders named in this prospectus supplement.

The methods of resale of the securities offered hereby are described under the heading “Plan of Distribution.” We will receive none of the proceeds from such resales.

Our common stock is listed on the New York Stock Exchange under the symbol “NCC.” The last reported sale price of the common stock on May 15, 2008 was $5.81 per share.

The Series G Preferred Stock is mandatorily convertible into shares of common stock on the fifth business day after which (i) we have received the approval by the holders of our common stock of each of (A) the amendment of our amended and restated certificate of incorporation (our “Certificate of Incorporation”) to increase the number of authorized shares of common stock to at least such number as shall be sufficient to permit full conversion of the Series G Preferred Stock into common stock and (B) the conversion of the Series G Preferred Stock into common stock for purposes of Section 312.03 of the NYSE Listed Company Manual and (ii), with respect to a holder who is required to obtain any applicable regulatory approval, such holder has received such approval. The Series G Preferred Stock is initially convertible into shares of common stock at a rate of $5.00 per share of common stock, subject to antidilution adjustments; provided, however, the conversion price shall be reduced by $0.50 at the end of each six-month period following the original issue date if the Stockholder Approvals have not been obtained, up to a maximum reduction of $2.00.

Dividends on the Series G Preferred Stock are payable on a non-cumulative basis, when, as and if declared by our board of directors, in cash, on an as-converted basis. Initially, if our board declares a dividend on our common stock, then it is required to declare a dividend on the Series G Preferred Stock in an amount per share equal to the per share common stock dividend times the number of shares into which the shares of Series G Preferred Stock is then convertible. If the Series G Preferred Stock has not been converted into shares of common stock by September 30, 2008, it will begin to accrue non-cumulative dividends commencing with the dividend period relating to the dividend payment date on December 31, 2008 at an annual rate of 14% of the liquidation preference of the Series G Preferred Stock; this rate will further increase to 15.5% of the liquidation preference commencing with the dividend period relating to the dividend payment date on March 31, 2009, and to 17% of the liquidation preference commencing with the dividend period relating to the dividend payment date on September 30, 2009 (the “Special Dividend”). However, in any event, dividends on the Preferred Stock will always be paid at the higher of the Special Dividend rate and the dividend rate payable on an as-converted basis on the common stock during the applicable dividend period.

The Series G Preferred Stock is not redeemable by the holders, but may be redeemed by the Company beginning on April 29, 2013 at a redemption price per share equal to the greater of (i) 125% of the liquidation preference and (ii) the average of the closing prices of the common stock for the ten trading days ending on the sixth trading day prior to the date of redemption multiplied by the number of shares of common stock into which one share of Series G Preferred Stock would be convertible on such date if such shares of Series G Preferred Stock were converted on that date following receipt of the stockholder approvals described above, together with (x) an amount equal to any dividends that have been declared but not paid prior to the redemption date and (y) an amount equal to any dividends for periods after such issuance for which dividends were not declared and paid prior to the redemption date.

Prior to resales by use of this prospectus supplement, there has been no public market for the Series G Preferred Stock.

The selling stockholders may sell the securities on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. The selling stockholders and any broker dealer executing sell orders on behalf of or purchasing from the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). Commissions received by any such broker dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

The securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the securities involves risks. See “Risk Factors” on page S-6 of this prospectus supplement to read about factors you should consider before buying securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

May 16, 2008.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, certain selling stockholders may resell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus supplement. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information” in the accompanying prospectus.

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “National City”, “we”, “us”, “our”, “the Company” or similar references mean National City Corporation and its successors and references to “National City Bank” mean National City Bank or its successor.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement and any pricing supplement.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, any accompanying pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholders, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements. Forward-looking statements, written or oral, provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

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Risks and uncertainties that could cause actual results to differ materially include, without limitation, our ability to effectively execute our business plans; changes in general economic and financial market conditions, including the stock market, and residential and commercial real estate markets; changes in interest rates; Visa indemnification obligations; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcies, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting our business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements is available in our annual report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the SEC. Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on our Web site at www.nationalcity.com. We are not incorporating any information from our Web site into this prospectus supplement or the accompanying prospectus. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

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SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the securities. You should read carefully this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus.

National City Corporation

National City Corporation is a financial holding company headquartered in Cleveland, Ohio. National City operates through an extensive distribution network in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also conducts selected consumer lending and other financial services businesses on a nationwide basis. National City’s primary businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. Operations are primarily conducted through more than 1,400 branch banking offices located within a nine-state footprint and over 380 wholesale and retail mortgage offices located throughout the United States. Including its subsidiaries, National City had 30,804 full-time-equivalent employees at March 31, 2008. As of March 31, 2008, National City’s consolidated total assets were approximately $155.0 billion and its total stockholders’ equity was approximately $13.2 billion. Based on asset size, National City is one of the largest commercial banking organizations in the United States.

National City’s principal banking subsidiary is National City Bank. National City is a legal entity separate and distinct from National City Bank and National City’s other subsidiaries.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “NCC.” Our principal executive offices are located at 1900 East Ninth Street, Cleveland, Ohio 44114. Our telephone number is (216) 222-2000.

Recent Developments

During the last several months our board of directors and management determined that it would be prudent to engage in a strategic transaction or to seek substantial additional capital in order to provide us with financial flexibility to address the asset quality challenges posed by the disruptions in the credit and housing markets, to continue investing in our core businesses and to maintain our capital ratios at well above previous target levels. The board of directors also concluded that in light of a variety of factors, including capital markets volatility, rating agency actions and general economic uncertainties, it was important that any process to raise additional capital be executed promptly and with a high degree of certainty of completion. After exploring and considering a broad range of potential financing and other alternatives, our board of directors determined that the equity investment transactions described below was the most effective means to address our needs on a prompt basis.

On April 21, 2008, we announced that we had entered into agreements to raise approximately $7 billion in the aggregate through the sales of equity securities to an investment vehicle managed by an affiliate of Corsair Capital LLC and to other institutional investors (“Institutional Investors”).

In the offering, we sold approximately 126.2 million shares of our common stock and 63,690 shares of Series G Preferred Stock, and we also issued warrants (the “Warrants”), to certain investors to purchase shares of our common stock. Upon approval by our stockholders of (A) the amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock to at least such number as shall be sufficient to permit full conversion of the Series G Preferred Stock into common stock and permit full exercise of the Warrants for common stock, (B) the conversion of the Series G Preferred Stock into common stock for purposes of Section 312.03 of the NYSE Listed Company Manual and (C) the exercise of the Warrants for common stock for purposes of Section 312.03 of the NYSE Listed Company Manual (the “Stockholder Approvals”), as well as satisfaction of regulatory conditions to the extent applicable, the Series G Preferred

Stock will automatically convert into approximately 1.274 billion shares of our common stock and the Warrants will become exercisable for approximately 61.75 million shares of our common stock. The shares of common stock were sold at a price of $5.00 per share, the preferred stock is convertible into shares of common stock at $5.00 per share (subject to adjustment) and the Warrants are exercisable at $7.10 per share of common stock (subject to adjustment).

The Resales

Issuer	National City Corporation, a Delaware corporation.

Securities Offered by Selling Stockholders	Up to 1,153,000,000 shares of common stock, par value $4.00 per share.

Up to 51,340 shares of Series G Non-Cumulative Perpetual Preferred Stock without par value.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “NCC.”

Our Series G Preferred Stock is not listed on any national securities exchange and, prior to resale by use of this prospectus supplement, there has been no public market for the Series G Preferred Stock.

Use of Proceeds	We will not receive any proceeds from the resale of the shares by the selling stockholders.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our common stock or the Series G Preferred Stock, see “Risk Factors” beginning on page S-6 of this prospectus supplement.

Dividends	For information relating to dividends declared per share of common stock, see “Common Stock Price Range and Dividends” on page S-11 of this prospectus supplement.

Holders of Series G Preferred Stock are entitled to receive, when, as and if declared by our board of directors, non-cumulative cash dividends in the amount determined as set forth below. Initially, if our board of directors declares and pays a cash dividend in respect of any shares of common stock, then the board of directors is required to declare and pay to the holders of the Series G Preferred Stock a cash dividend in an amount per share of Series G Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Series G Preferred Stock is then convertible, assuming receipt of the Stockholder Approvals and any applicable regulatory approvals.

Commencing with the dividend period ending on December 31, 2008, in lieu of the dividends provided for in the preceding paragraph, dividends will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. If the Series G Preferred Stock has not been converted into shares of common stock by September 30, 2008, it will begin to accrue non-cumulative dividends commencing with the dividend period relating to the dividend payment date on December 31, 2008 at an annual rate of 14% of the liquidation preference of the Series G

Preferred Stock; this rate will further increase to 15.5% of the liquidation preference commencing with the dividend period relating to the dividend payment date on March 31, 2009, and to 17% of the liquidation preference commencing with the dividend period relating to the dividend payment date on September 30, 2009. Notwithstanding the foregoing sentence, dividends on the Series G Preferred Stock will always be paid at the higher of the Special Dividend rate and the dividend rate payable on an as-converted basis on the common stock during the applicable dividend period.

Dividends on the Series G Preferred Stock are non-cumulative. If the board of directors does not declare a dividend on the Series G Preferred Stock in respect of any dividend period, the holders will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.

Dividend Stopper	Subject to limited exceptions, if full quarterly dividends payable on all outstanding shares of the Series G Preferred Stock for any dividend period have not been declared and paid, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase or acquire, any of our junior securities during the next succeeding dividend period.

Repurchase of Junior Securities	For as long as the Series G Preferred Stock is outstanding, we are prohibited from redeeming, purchasing or acquiring any shares of common stock or other junior securities, subject to limited exceptions.

Redemption	The Series G Preferred Stock is not redeemable by the holders, but may be redeemed by the Company beginning on April 29, 2013 at a redemption price per share equal to the greater of (i) 125% of the liquidation preference and (ii) the average of the closing prices of the common stock for the ten trading days ending on the sixth trading day prior to the date of redemption multiplied by the number of shares of common stock into which one share of Series G Preferred Stock would be convertible on such date if such shares of Series G Preferred Stock were converted on that date following receipt of the Stockholder Approvals relating to the Series G Preferred Stock, together with (x) an amount equal to any dividends that have been declared but not paid prior to the redemption date and (y) an amount equal to any dividends for periods after such issuance for which dividends were not declared and paid prior to the redemption date.

Maturity	The Series G Preferred Stock is perpetual, meaning it has no fixed maturity date.

Mandatory Conversion	The Series G Preferred Stock is mandatorily convertible into shares of common stock on the fifth business day after which the Stockholder Approvals relating to the Series G Preferred Stock have been received. The number of shares of common stock into which a share of Series G Preferred Stock will be convertible will be determined by dividing the liquidation preference by the then applicable conversion price. No fractional shares of common stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the common stock determined as of the second trading day immediately preceding the date of the mandatory conversion.

The Series G Preferred Stock is convertible into shares of common stock initially at the conversion price of $5.00 per share of common stock. The conversion price of the Series G Preferred Stock will be reduced by $0.50 at the end of each six-month period following the date of issuance of the Series G Preferred Stock if the Stockholder Approvals relating to the Series G Preferred Stock have not been obtained, up to a maximum reduction of $2.00.

Anti-Dilution Adjustments	The conversion price of the Series G Preferred Stock may be adjusted in the event of, among other things, (1) subdivisions, splits and combinations of the common stock, (2) dividends or distributions in common stock, debt, capital stock or other assets, (3) issuances to all holders of our common stock of stock purchase rights or warrants, (4) increases in cash dividends or (5) certain self tender offers for common stock. See “Description of National City Capital Stock — Description of the Series G Preferred Stock — Anti-Dilution Adjustments.”

Reorganization Events (Including Mergers)	If we enter into a transaction constituting a consolidation or merger of National City or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of National City and its subsidiaries, taken as a whole (in each case pursuant to which our common stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of our common stock, then each share of Series G Preferred Stock will convert, effective on the day on which such share would automatically convert into common stock, into the securities, cash and other property receivable in the transaction by the holder of the greater of (1) the number of shares of common stock into which such share of Series G Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval and (2) the number of shares of common stock for which the fair market value of the securities, cash or other property receivable in the transaction in respect of such shares equals $100,000. The Company shall not enter into any agreement for a transaction described in this section unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series G Preferred Stock in a manner that is consistent with this section. See “Description of National City Capital Stock —Description of the Series G Preferred Stock — Reorganization Events.”

Liquidation Rights	In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series G Preferred Stock will be entitled to the greater of (1) $100,000 and (2) an amount equal to the liquidation amount payable on an as-converted basis on the number of shares of common stock into which such shares of Series G Preferred Stock could have been converted on a date at least ten business days before the first liquidating distribution is made on the Series G Preferred Stock, plus any declared but unpaid dividends.

In the event our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series G Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series G Preferred Stock and the holders of parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Voting Rights	Except as set forth below under “Description of National City Capital Stock —Description of the Series G Preferred Stock — Voting Rights,” holders of Series G Preferred Stock will not have any voting rights, including the right to elect any directors.

Ranking	The Series G Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks on a parity with our other authorized series of preferred stock and with each other class or series of preferred stock, established after the date of issuance of the Series G Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series G Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company. The Series G Preferred Stock ranks senior to the common stock, and each other class or series of capital stock outstanding or established after the date of issuance of the Series G Preferred Stock by the Company the terms of which expressly provide that it ranks junior to the Series G Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution.

Preemptive Rights	None.

Certain United States Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations of purchasing, owning and disposing of the securities are described in “Certain U.S. Federal Income Tax Considerations.”

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference into this prospectus supplement, including our financial statements and the notes thereto, before making an investment decision.

Risks Relating to Offerings by the Selling Stockholders

We are a holding company and our ability to pay dividends on the securities will depend upon the operations of our subsidiaries.

We are a separate and distinct legal entity from our banking and non-banking subsidiaries and depend on dividends, distributions and other payments from our banking and non-banking subsidiaries to fund dividend payments on our common stock and our preferred stock and to fund all payments on our other obligations, including dividend payments. Many of our subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Regulatory action of that kind could impede access to funds we need to make payments on our obligations or dividend payments. Additionally, if our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to make dividend payments to our common or preferred stockholders. Furthermore, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

We are subject to restrictions on paying cash dividends.

Holders of the securities are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of March 31, 2008, 70,272 shares of preferred stock, Series D, were issued and outstanding; no shares of preferred stock, Series E, were issued and outstanding; and 1,500 shares of preferred stock, Series F, were issued and outstanding. Although we have historically declared cash dividends on our common stock, we are not required to do so and may further reduce or eliminate our common stock dividend in the future. This could adversely affect the market price of the securities.

In addition, any other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the securities. In the event that any other financing agreements in the future restrict our ability to pay dividends in cash on the securities, we may be unable to pay dividends in cash on the securities unless we can refinance amounts outstanding under those agreements.

Dividends on the securities are non-cumulative.

Dividends on the securities are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the securities will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the securities. Our board of directors may determine that it would be in our best interest to pay less than the full amount of the stated dividends on the securities or no dividend for any quarter even if funds are available. Factors that would be considered by our board of directors in making this determination are our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations and such other factors as our board of directors may deem relevant.

The market price of our common stock may be volatile, which will also affect the market price of the Series G Preferred Stock.

We cannot predict how the shares of our common stock will trade in the future. In addition, to the extent that a secondary market for the Series G Preferred Stock develops, we believe that the market price of the Series G Preferred Stock will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the Series G Preferred Stock than would be expected for nonconvertible preferred stock. From January 1, 2005 to May 15, 2008 the reported high and low sales prices for our common stock ranged from a low of $5.77 per share to a high of $10.80 per share. The market price of our common stock will likely continue to fluctuate in response to a number of factors including, without limitation, the following:

•	weakness in the real estate market, including the secondary residential loan markets, has adversely affected us and may continue to do so;

•	our real estate portfolios are exposed to weakness in the U.S. housing markets and the overall state of the economy;

•	the residential mortgage loan market and business have adversely affected our credit ratings;

•	the allowance for loan losses may prove inadequate or be negatively affected by credit risk exposures;

•	we could experience difficulties in managing growth and effectively integrating acquisitions;

•	if we do not adjust to rapid changes in the financial services industry, our financial performance may suffer;

•	future governmental regulation and legislation could limit future growth;

•	changes in interest rates could reduce income and cash flows; and

•	our results of operations and ability to make distributions to securities holders depend upon the results of operations of our subsidiaries.

The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including, without limitation, changes in general economic, financial and other market conditions; changes in securities analysts’ estimates of financial performance; volatility of securities market prices and volumes; rumors or erroneous information; changes in market valuations of similar companies; changes in interest rates; new developments or exceptions regarding the financial services banking industry; changes in quarterly or annual operation results or outlook; changes in competitive conditions; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; regulatory actions and changes in rules or policies; changes in accounting policies and procedures; losses and customer bankruptcies, claims and assessments. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock, and, in turn, the Series G Preferred Stock.

In addition, we expect that the market price of the Series G Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness and the occurrence of events affecting us that do not require an adjustment to the conversion price.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Series G Preferred Stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this or the perception that such sales could occur.

Each share of Series G Preferred Stock will be mandatorily converted into shares of our common stock, subject to anti-dilution adjustments, once the Stockholder Approvals and any applicable regulatory approvals are received. The conversion of the Series G Preferred Stock will dilute the ownership interest of our existing common stockholders. The dilutive effect of the conversion of the Series G Preferred Stock will increase if the conversion price is reduced because the Stockholder Approvals have not been obtained within certain timeframes as described below under “Description of National City Capital Stock — Description of the Series G Preferred Stock — Mandatory Conversion.” Additional dilution will result upon the exercise of the Warrants. The dilutive effect of the exercise of the Warrants will increase if the exercise price is reduced because (i) the Stockholder Approvals have not been obtained within certain time frames as described below under “Description of National City Capital Stock — Description of the Warrants — Exercise Price” or (ii) we issue or sell, or agree to issue or sell, more than $300 million of equity or equity-linked securities, other than certain permitted issuances, for consideration per share less than the $5.00 as described under “Description of Capital Stock — Description of the Warrants — Anti-Dilution and Other Provisions.”

Any sales in the public market of our common stock issuable upon the conversion of the Series G Preferred Stock or the exercise of the Warrants could adversely affect prevailing market prices of the outstanding shares of our common stock and the Series G Preferred Stock. In addition, the existence of our Series G Preferred Stock and the Warrants may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series G Preferred Stock or the exercise of the Warrants could depress the price of our equity securities.

The issuance of additional preferred or common shares could adversely affect the rights of holders of common stock, which may negatively impact your investment in the common stock or Series G Preferred Stock.

Our board of directors is authorized to issue additional shares of common stock and additional classes or series of preferred stock without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Series G Preferred Stock.

Holders of the Series G Preferred Stock will have no rights as holders of common stock until they acquire the common stock.

Until the conversion of shares of Series G Preferred Stock into common stock, holders will have no rights with respect to the common stock, including voting rights (except as described under “Description of National City Capital Stock — Description of the Series G Preferred Stock — Voting Rights” and as required by applicable state law), rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, but an investment in our Series G Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date. For example, in the event that an amendment is proposed to our Certificate of Incorporation or by-laws requiring approval of the holders of our common stock, and the record date for determining the holders of record entitled to vote on the amendment occurs prior to the conversion date, holders of Series G Preferred Stock will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that may occur as a result of such amendment.

The Series G Preferred Stock is a new series of securities and an active trading market for it may not develop.

Prior to resales by our selling stockholders by use of this prospectus supplement, there has been no public market for the Series G Preferred Stock. There can be no assurance that an active trading market will develop, or if developed, that an active trading market will be maintained.

The securities will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the securities only after all of our liabilities have been paid. Our common stock will rank junior to our preferred stock. In addition, the Series G Preferred Stock will rank in parity with the other existing series of preferred stock and will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of the subsidiaries held by entities or persons other than us or entities owned or controlled by us. In addition, upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. The rights of holders of the Series G Preferred Stock to participate in the assets of our subsidiaries upon any liquidation, reorganization, receivership or conservatorship of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. As of March 31, 2008, we had total consolidated liabilities of approximately 141.8 billion. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the common stock or the Series G Preferred Stock then outstanding.

The conversion price of the Series G Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series G Preferred Stock or the common stock issuable upon conversion of the Series G Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of a share of Series G Preferred Stock is subject to adjustment for certain events arising from (1) subdivisions, splits and combinations of the common stock, (2) dividends or distributions in common stock, debt, capital stock or other assets, (3) issuances to all holders of our common stock of stock purchase rights or warrants, (4) increases in cash dividends or (5) certain self tender offers for common stock. See “Description of National City Capital Stock — Description of the Series G Preferred Stock — Anti-Dilution Adjustments.” We will not adjust the conversion price for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Series G Preferred Stock, but does not result in an adjustment to the conversion price, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series G Preferred Stock. In addition, we are not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

You may be subject to tax upon an adjustment to the conversion price of the Series G Preferred Stock even though you do not receive a corresponding cash distribution.

For so long as the Stockholder Approvals relating to the Series G Preferred Stock have not been obtained, the conversion price of the Series G Preferred Stock is subject to reduction every six months up to a maximum reduction of $2.00. Upon any adjustment of the conversion price, you will generally be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the Series G Preferred Stock. See “Certain U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of any securities offered by the selling stockholders.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange under the symbol “NCC.” The following table sets forth the reported high and low intraday sales prices for our common stock as quoted by the New York Stock Exchange and the dividends declared per share of common stock for the periods included:

	Price Range		Cash Dividend
	High	Low	per Share

2006
First Quarter	$36.25	$33.26	$.37
Second Quarter	38.04	34.38	.37
Third Quarter	37.42	34.50	.39
Fourth Quarter	37.47	35.29	.39
2007
First Quarter	38.94	34.82	.39
Second Quarter	38.32	33.08	.39
Third Quarter	34.30	24.88	.41
Fourth Quarter	27.21	15.76	.41
2008
First Quarter	18.14	6.56	.21
Second Quarter (through May 8, 2008)	10.80	5.77	.01	*

*	Payable by us on May 16, 2008 to stockholders of record as of May 1, 2008.

The reported last sale price for our common stock on the New York Stock Exchange on May 15, 2008, was $5.81 per share. At May 14, 2008, there were 760,510,985 shares of our common stock outstanding held by approximately 64,576 registered stockholders.

DESCRIPTION OF NATIONAL CITY CAPITAL STOCK

We are authorized to issue a total of 1,405,000,000 shares of all classes of stock. Of the total number of authorized shares of stock, 1,400,000,000 shares are common stock, par value $4.00 per share, and 5,000,000 shares are preferred stock without par value. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that stock, or of the authority of our board of directors to fix by resolution those designations and other terms, is as follows.

Description of the Securities Offered by this Prospectus Supplement

Description of the Common Stock

The following description of the general terms and provisions of the shares of our common stock is not complete. You should read our Certificate of Incorporation and our by-laws, which are filed as exhibits to the registration statement and any certificate of designation, for additional information before you buy our common stock or any securities which may be converted into our common stock.

General

As of March 31, 2008, our authorized common stock was 1,400,000,000 shares. From these authorized shares, 634,117,970 were outstanding. As part of the Stockholder Approvals required for the conversion of the Series G Preferred Stock we will seek to amend our Certificate of Incorporation to increase the number of authorized shares of common stock to at least such number as shall be sufficient to permit both full conversion of the Series G Preferred Stock into common stock and full exercise of the Warrants for common stock.

Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. See “Description of National City Capital Stock — Description of the Series G Preferred Stock — Dividends.” Other restrictions on our ability to pay dividends are described below under “— Restrictions on Payment of Dividends.”

Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. When a quorum is present at a meeting of our stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy is required to take any action properly brought before the meeting, unless a different vote is required by law or our Certificate of Incorporation, as in the case of election of directors, for which a plurality is required. Holders of common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors.

If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. See “Description of National City Capital Stock — Description of the Series G Preferred Stock — Liquidation.” When we issue securities in the future, holders of common stock have no preemptive rights. This means the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities.

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “NCC.” National City Bank serves as the transfer agent and registrar for the common stock.

The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion of other securities offered under this prospectus supplement will also be fully paid and nonassessable.

Restrictions on Payment of Dividends

We are incorporated in Delaware, and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and/or the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

Anti-takeover Provisions Contained in our Certificate of Incorporation and By-laws

Certain provisions of our Certificate of Incorporation may make it less likely that our management would be changed or someone would acquire voting control of our Company without our board’s consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock.  Our Certificate of Incorporation allows our board of directors to issue one or more new series of preferred stock without stockholder approval. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our Company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our Company from acquiring enough voting shares necessary to take control.

Nomination Procedures.  In addition to our board of directors, stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Article III, Section 7(c) of our by-laws. In general, a stockholder must submit a written notice of the nomination, and the notice must be delivered to or mailed and received at our principal executive offices not less than 60 calendar days prior to the meeting of stockholders. If public announcement of the date of the stockholders meeting is not made at least 75 calendar days prior to the date of such meeting, notice must be received no later than the close of business on the tenth calendar day following the date the meeting was announced.

Proposal Procedures.  Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in Article II, Section 9(c) of our by-laws. In general, a stockholder must submit a written notice of the proposal to our corporate secretary, and that notice must be delivered to or received at our principal executive offices not less than 60 calendar days prior to the annual meeting. However, if public announcement of the annual meeting date is not made at least 75 calendar days prior to the date of the annual meeting, notice must be received no later than the close of business on the tenth calendar day following the date the annual meeting was announced.

Amendment of By-laws.  Under Article IX of our by-laws, our board of directors can alter, amend or repeal the by-laws or adopt new by-laws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to alter, amend or repeal our by-laws or adopt new by-laws.

Description of the Series G Preferred Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series G Preferred Stock as contained in the Certificate of Designations of the Company relating to the Series G Preferred Stock, which was filed with the SEC as an exhibit to Form 8-K on April 30, 2008. Stockholders are urged to read the Certificate of Designations relating to the Series G Preferred Stock in its entirety. While we believe this summary covers the material terms and provisions of the

Certificate of Designations of the Company relating to the Series G Preferred Stock , it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Certificate of Designations.

Authorized Shares and Liquidation Preference

The number of authorized shares of the Series G Preferred Stock is 70,000. Shares of the Series G Preferred Stock have no par value per share and the liquidation preference of the Series G Preferred Stock is $100,000 per share.

Ranking

The Series G Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks on a parity with our other authorized series of preferred stock and with each other class or series of preferred stock, established after the date of issuance of the Series G Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series G Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Dividends

Holders of Series G Preferred Stock are entitled to receive, when, as and if declared by the board of directors, non-cumulative cash dividends in the amount determined as set forth below.

If our board of directors declares and pays a cash dividend in respect of any shares of common stock, then the board of directors is required to declare and pay to the holders of the Series G Preferred Stock a cash dividend in an amount per share of Series G Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Series G Preferred Stock is then convertible, assuming receipt of the Stockholder Approvals and any applicable regulatory approval.

If the Series G Preferred Stock remains outstanding after September 30, 2008, it will begin to accrue the Special Dividends on a non-cumulative basis. Notwithstanding the foregoing sentence, dividends on the Series G Preferred Stock will always be paid at the higher of the Special Dividend rate and the dividend payable on an as-converted basis based on the last dividend declared on the common stock during the applicable dividend period.

Dividends on the Series G Preferred Stock are non-cumulative. If the board of directors does not declare a dividend on the Series G Preferred Stock in respect of any dividend period, the holders of the Series G Preferred Stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.

Subject to limited exceptions, if full quarterly dividends payable on all outstanding shares of the Series G Preferred Stock for any dividend period have not been declared and paid, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase or acquire, any of its junior securities during the next succeeding dividend period.

Repurchase of Junior Securities

For as long as the Series G Preferred Stock is outstanding, we are prohibited from redeeming, repurchasing or acquiring any shares of our common stock or other junior securities, subject to limited exceptions.

Liquidation

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series G Preferred Stock will be entitled, for each share of the Series G Preferred Stock held, to the greater of (1) $100,000 and (2) an amount equal to the liquidation amount payable on an as-converted basis on the number of shares of common stock into which such shares of Series G Preferred Stock could have been converted on a date at least ten business days before the first liquidating distribution is made on the Series G Preferred Stock, plus any declared but unpaid dividends.

In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series G Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series G Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Preemption

When we issue securities in the future, holders of our Series G Preferred Stock have no preemptive rights. This means the holders of Series G Preferred Stock have no right, as holders of Series G Preferred Stock, to buy any portion of those securities.

Redemption

The Series G Preferred Stock is not redeemable by the holders, but may be redeemed by the Company beginning on April 29, 2013 at a redemption price per share equal to the greater of (i) 125% of the liquidation preference and (ii) the average of the closing prices of the common stock for the ten trading days ending on the sixth trading day prior to the date of redemption multiplied by the number of shares of common stock into which one share of Series G Preferred Stock would be convertible on such date if such shares of Series G Preferred Stock were converted on that date following receipt of the Stockholder Approvals relating to the Series G Preferred Stock, together with (x) an amount equal to any dividends that have been declared but not paid prior to the redemption date and (y) an amount equal to any dividends for periods after such issuance for which dividends were not declared and paid prior to the redemption date.

Mandatory Conversion

The Series G Preferred Stock is mandatorily convertible on the fifth business day following the date on which (A) the Stockholder Approvals relating to the Series G Preferred Stock have been received and (B) with respect to a holder who is required to obtain any applicable regulatory approval, such holder has received such approval. The number of shares of common stock into which a share of Series G Preferred Stock will be convertible will be determined by dividing the liquidation preference by the then applicable conversion price. No fractional shares of common stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the common stock determined as of the second trading day immediately preceding the date of the mandatory conversion.

The initial conversion price of the Series G Preferred Stock is $5.00 per share. The conversion price of the Series G Preferred Stock will be reduced by $0.50 on the last day of each six-month period following the date of issuance of the Series G Preferred Stock if the Stockholder Approvals relating to the Series G Preferred Stock have not been obtained by such date, up to a maximum reduction of $2.00.

Anti-Dilution Adjustments

The conversion price of the Series G Preferred Stock will be adjusted in the following circumstances:

(1) Stock Dividend Distributions.  If we pay dividends or other distributions on the common stock in shares of common stock, then the conversion price in effect immediately prior to the ex-date for such dividend or distribution will be multiplied by the following fraction:

OS 0 OS 1

Where,

OS 0 =	the number of shares of common stock outstanding immediately prior to the ex-date for such dividend or distribution.

OS 1 =	the sum of the number of shares of common stock outstanding immediately prior to the ex-date for such dividend or distribution plus the total number of shares of our common stock constituting such dividend.

For the purposes of this clause (1), the number of shares of common stock at the time outstanding shall not include shares acquired by us. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion price shall be readjusted, effective as of the date the board of directors publicly announces its decision not to make such dividend or distribution, to such conversion price that would be in effect if such dividend or distribution had not been declared.

(2) Subdivisions, Splits and Combination of the Common Stock.   If we subdivide, split or combine the shares of common stock, then the conversion price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS 0 OS 1

Where,

OS 0 =	the number of shares of common stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS 1 =	the number of shares of common stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares acquired by us. If any subdivision, split or combination described in this clause (2) is announced but the outstanding shares of common stock are not subdivided, split or combined, the conversion price shall be readjusted, effective as of the date the board of directors publicly announces its decision not to subdivide, split or combine the outstanding shares of common stock, to such conversion price that would be in effect if such subdivision, split or combination had not been announced.

(3) Issuance of Stock Purchase Rights.  If we issue to all holders of the shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of our common stock at less than the current market price, as defined below, of the common stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion price in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

OS 0 + Y OS 0 + X

Where,

OS 0 =	the number of shares of common stock outstanding immediately prior to the ex-date for such distribution.

X =	the total number of shares of common stock issuable pursuant to such rights or warrants.

Y =	the number of shares of common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price on the date fixed for the determination of stockholders to receive such rights or warrants.

For the purposes of this clause (3), the number of shares of common stock at the time outstanding shall not include shares acquired by us. We shall not issue any such rights or warrants in respect of shares of the common stock acquired by us. In the event that such rights or warrants described in this clause (3) are not so issued, the conversion price shall be readjusted, effective as of the date the board of directors publicly announces its decision not to issue such rights or warrants, to the conversion price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion price shall be readjusted to such conversion price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining the aggregate offering price payable for such shares of common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the board of directors).

(4) Debt or Asset Distributions.  If we distribute to all holders of shares of our common stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (1) above, any rights or warrants referred to in clause (3) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the conversion price in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

SP 0 – FMV SP 0

Where,

SP 0 =	the current market price per share of common stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of common stock on such date as determined by our board of directors.

In a “spin-off,” where we make a distribution to all holders of our shares of common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the conversion price will be adjusted on the fifteenth trading day after the effective date of the distribution by multiplying such conversion price in effect immediately prior to such fifteenth trading day by the following fraction:

MP 0 MP 0 + MPs

Where,

MP 0 =	the average of the closing prices of the common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution.

MPs =	the average of the closing prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of our common stock on such date as determined by our board of directors.

In the event that such distribution described in this clause (4) is not so paid or made, the conversion price shall be readjusted, effective as of the date the board of directors publicly announces its decision not to pay or make such dividend or distribution, to the conversion price that would then be in effect if such dividend or distribution had not been declared.

(5) Cash Distributions.  If we make a distribution consisting exclusively of cash to all holders of the common stock, excluding (a) any cash dividend on the common stock to the extent a corresponding cash dividend is paid on the Series G Preferred Stock, (b) any cash that is distributed in a reorganization event (as described above) or as part of a “spin-off” referred to in clause (4) above, (c) any dividend or distribution in connection with our liquidation, dissolution or winding-up, and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, then in each event, the conversion price in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

SP o – DIV SP 0

Where,

SP 0 =	the closing price per share of common stock on the trading day immediately preceding the ex-date.

DIV =	the amount per share of common stock of the cash distribution, as determined pursuant to the introduction to this paragraph (5).

(6) Self Tender Offers and Exchange Offers.  If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of the common stock exceeds the closing price per share of the common stock on the trading day immediately succeeding the expiration of the tender or exchange offer, then the conversion price in effect at the close of business on such immediately succeeding trading day will be multiplied by the following fraction:

OS 0 x SP 0 AC + (SP 0 x OS 1)

Where,

SP 0 =	the closing price per share of common stock on the trading day immediately succeeding the expiration of the tender or exchange offer.

OS 0 =	number of shares of common stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS 1 =	the number of shares of common stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our board of directors.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion price shall be readjusted to be such conversion price that would then be in effect if such tender offer or exchange offer had not been made.

(7) Rights Plans.  To the extent that we have a rights plan in effect with respect to the common stock on any conversion date, upon conversion of any shares of the Series G Preferred Stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the shares of our common stock, in which case the conversion price will be adjusted at the time of separation as if we made a distribution to all holders of the common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In addition, we may make such decreases in the conversion price as we deem advisable in order to avoid or diminish any income tax to holders of the common stock resulting from any dividend or distribution of the shares (or issuance of rights or warrants to acquire the shares) or from any event treated as such for income tax purposes or for any other reason.

All adjustments to the conversion price shall be calculated to the nearest 1 / 10 of a cent. No adjustment in the conversion price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the mandatory conversion date adjustments to the conversion price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

No adjustment to the conversion price will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as a result of holding the Series G Preferred Stock, without having to convert the Series G Preferred Stock, as if they held the full number of shares of common stock into which a share of the Series G Preferred Stock may then be converted.

The applicable conversion price will not be adjusted:

(a) upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities and the investment of additional optional amounts in common stock under any such plan;

(b) upon the issuance of any shares of common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of Series G Preferred Stock were first issued;

(d) for a change in the par value or no par value of the common stock; or

(e) for accrued and unpaid dividends on the Series G Preferred Stock.

We will be required, as soon as practicable after the conversion price is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Series G Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion price was determined and setting forth the revised conversion price.

The “current market price” on any date is the average of the daily closing price per share of the common stock or other securities on each of the five consecutive trading days preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the common stock or other securities trade without the right to receive such issuance or distribution.

Reorganization Events

If the Company enters into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which its common stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of its common stock, then each share of Series G Preferred Stock will convert, effective on the day on which such share would automatically convert into common stock of the Company, into the securities, cash and other property receivable in the transaction by the holder of the greater of (1) the number of shares of common stock into which such share of Series G Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval and (2) the number of shares of common stock for which the fair market value of the securities, cash or other property receivable in the transaction in respect of such shares equals $100,000. The Company shall not enter into any agreement for a transaction described in this section unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series G Preferred Stock in a manner that is consistent with this section.

Voting Rights

Except as set forth below, holders of the Series G Preferred Stock will not have any voting rights.

Right to Elect Two Directors Upon Non-Payment of Dividends.  If and when the dividends on the Series G Preferred Stock or any other class or series of our stock ranking on parity with the Series G Preferred Stock, or Parity Stock, have not been declared and paid (1) in the case of the Series G Preferred Stock and Parity Stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (2) in the case of Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series G Preferred Stock, together with the holders of all other affected classes and series of Parity Stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, or the Series G Preferred Stock Directors, at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of Series G Preferred Stock and any Parity Stock for which dividends have not been paid, called as provided below, but only if the election of any Series G Preferred Stock Directors would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our board of directors shall at no time have more than two Series G Preferred Stock Directors.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of Series G Preferred Stock and Parity Stock must, call a special meeting of the holders of Series G Preferred Stock and Parity Stock for the election of the Series G Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our by-laws for a special meeting of our stockholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of Series G Preferred Stock may (at our expense) call such meeting and for that purpose will have access to our stock books. The Series G Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the Series G Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Series G Preferred Stock Director or if none remains in office, by the vote of the holders of record of a majority of the voting power of the outstanding shares of Series G Preferred Stock and all Parity Stock, voting as a single class. The Series G Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid on the Series G Preferred Stock and any non-cumulative Parity Stock for at least one year and all dividends on any cumulative Parity Stock have been paid in full, then the right of the holders of Series G Preferred Stock to elect the Series G Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Series G Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

Unless we amend our Certificate of Incorporation to require different classes and series of preferred stock to vote in proportion to their respective liquidation preferences when voting together with the Series G Preferred Stock as a single class, so long as any shares of Series G Preferred Stock have been issued and are outstanding, we have agreed not to issue Parity Stock with a liquidation preference that is less than $100,000 per share. We have no obligation to propose such an amendment, and the holders of the Series G Preferred Stock would not be entitled to vote on any such amendment if we do propose it.

Other Voting Rights.  So long as any shares of Series G Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the outstanding shares of Series G Preferred Stock voting as a single class with all other classes and series of Parity Stock having similar voting rights then outstanding (other than Series D Preferred Stock, Series E Preferred Stock (if issued), and any excluded class, as defined below), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or authorizing any amendment of our Certificate of Incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the Series G Preferred Stock with respect to the payment of dividends or the distribution of assets on our liquidation.

For purposes of the foregoing, “excluded class” refers to any class or series of Company preferred stock with a liquidation preference that is less than $100,000 per share, unless our Certificate of Incorporation requires such class or series of preferred stock to vote in proportion to their respective liquidation preferences when voting together with the Series G Preferred Stock as a single class. We have no obligation to propose an amendment to our Certificate of Incorporation to require classes or series of preferred stock to vote in proportion to their respective liquidation preferences when voting together as a single class, and the holders of the Series G Preferred Stock would not be entitled to vote on such an amendment if we do propose it.

So long as any shares of Series G Preferred Stock are outstanding, the vote or consent of the holders of a majority of the outstanding shares of Series G Preferred Stock, voting as a single class with all other classes and series of Parity Stock, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•	any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including the Certificate of Designations relating to the Series G Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Series G Preferred Stock so as to affect them adversely; and

•	the consummation of a binding share exchange or reclassification involving the Series G Preferred Stock or a merger or consolidation of the Company with another entity, except that holders will have no right to vote under this provision or under any provision of Delaware law if the agreement for such transaction provides for or does not interfere with or prevent (as applicable) conversion of the Series G Preferred Stock into the securities, cash or other property described above under “— Fundamental Change.”

Notwithstanding the foregoing, any increase in the amount of the Company’s authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock, other than the Series G Preferred Stock or the Company’s Series F Preferred Stock, or any securities convertible into preferred stock ranking equally with and/or junior to the Series G Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series G Preferred Stock and, notwithstanding any provision of Delaware law, holders of Series G Preferred Stock will have no right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series G Preferred Stock for this purpose), then only the series affected and entitled to vote will vote as a class in lieu of all such series of preferred stock.

Form of Series G Preferred Stock

The Series G Preferred Stock may only be transferred in physical certificate form. National City Bank acts as transfer agent for registering shares of Series G Preferred Stock in the names of holders and transferring Series G Preferred Stock.

Description of Certain Other Securities

Other Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized, within the limitations and restrictions stated in Article Fourth of our Certificate of Incorporation, to fix by resolution the designation of each series of preferred stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of our board of directors under the General Corporation Law of the State of Delaware. In no event shall any holder of any series of preferred stock have more than one vote per whole share of preferred stock.

We have issued 70,272 shares of Series D non-voting convertible preferred stock (“Series D Preferred Stock”). Each share of Series D Preferred Stock is convertible at any time by the holder into 15.96 shares of our common stock. The conversion rate is subject to adjustment in the event we take certain actions such as paying a dividend in stock or splitting its common stock into a smaller number of shares. Dividends are paid on the Series D Preferred Stock when, as and if declared by our board of directors, out of any of our funds legally available for the payment of such dividends. The Series D Preferred Stock has a preference of $100 per share over our common stock in the event of liquidation or dissolution of the Company. In such event, the Series D Preferred Stock holders will be entitled to receive the liquidation value of their stock which is $100 per share, from funds lawfully available.

In January 2008, we designated 5,751 shares as no par, Series E perpetual preferred stock (“Series E Preferred Stock”), of which 5,001 of these shares are reserved for issuance pursuant to a stock purchase contract with National City Preferred Capital Trust I. The stock purchase date is expected to be December 10, 2012, but could occur earlier or later, under certain conditions. In January 2008, we also designated 1,725 shares as no par, Series F preferred stock (“Series F Preferred Stock”), of which 1,500 of these shares were issued. Both the Series E Preferred Stock and Series F Preferred Stock will rank senior to the common stock and on parity with the Series D Preferred Stock and the Series G Preferred Stock in the event of liquidation or dissolution of the Company. Both the Series E Preferred Stock and Series F Preferred Stock have a liquidation value of $100,000 per share. Both series are noncumulative with respect to dividends and will have limited voting rights except in the event of nonpayment of dividends and certain other events. Holders of both the Series E Preferred Stock and the Series F Preferred Stock will be entitled to receive dividends, when and as declared by our board of directors. Series E Preferred Stock shall be redeemable at our option, and subject to Federal Reserve approval, at any date after December 10, 2012. Series F Preferred Stock shall be redeemable at our option, subject to Federal Reserve approval, at any date after February 1, 2013. Subject to these conditions, both Series E Preferred Stock and Series F Preferred Stock may be redeemed for $100,000 per share plus any declared but unpaid dividends. We will be limited in our right to redeem both Series E Preferred Stock and Series F Preferred Stock prior to ten years after their initial issuance dates by a replacement capital covenant. Pursuant to this covenant, we must have received proceeds from the issuance of equity or hybrid securities that qualify as Tier I capital and may be required to obtain the approval of the Federal Reserve. The current beneficiaries of this limitation are the holders of our 6.875% subordinated notes due 2019.

Description of the Warrants

The following is a summary of the material terms and provisions of the Warrant issued to an affiliate of Corsair Capital LLC, such affiliate, referred to as “Corsair”, a form of which was filed with the SEC as an exhibit to Form 8-K on April 23, 2008, and is incorporated by reference into this prospectus supplement. Stockholders are urged to read such form of warrant in its entirety; the Warrants issued to investors other than Corsair are substantially similar to the terms of such form of warrant. While National City believes this summary covers the material terms and provisions of the Warrant issued to Corsair, it may not contain all of the information that is important to you and is qualified in its entirety by reference to such form of warrant.

Exercise of Warrants

The Warrant issued to Corsair (together with a third party transferee of Corsair) entitles it (and such third party transferee) to, upon exercise in the manner described below, acquire up to 39,250,000 shares of common stock in the aggregate. The Warrants issued to the other investors entitle them to, upon exercise in the manner described below, acquire up to 22,500,000 shares of common stock in the aggregate. The Warrants can only be exercised by the holders thereof to purchase shares of common stock after receipt of the Stockholder Approvals relating to the Warrants and upon the receipt of regulatory approvals to the extent applicable and, upon receipt of such approvals, can be exercised to purchase shares of common stock at any time, in whole or in part, after issuance until the fifth anniversary of the issuance of such Warrants.

Exercise Price of the Warrants

The Warrants are exercisable for $7.10 per share of common stock. The exercise price of the Warrants will be reduced by $0.50 on the last day of each six-month period following the date of issuance of the Warrants if the Stockholder Approvals relating to the Warrants have not been obtained by such date, up to a maximum reduction of $2.00.

Anti-Dilution and Other Provisions

If prior to the third anniversary (or the second anniversary in certain circumstances) after the date of issuance of the Warrants, (i) we issue or sell, or agree to issue or sell, more than $300 million of equity or equity-linked securities, other than certain permitted issuances, for consideration per share less than the Applicable Price (as defined below), or (ii) there occurs any Fundamental Change (as defined below) relating to the Company in which the price of the underlying security is less than the Applicable Price, then the exercise price of the Warrants in effect immediately prior to each such issuance or sale will immediately be reduced to the price of the securities in such issuance, sale or Fundamental Change, as applicable. In that event, the number of shares of common stock issuable upon the exercise of the Warrants will be increased to the number obtained by dividing (x) the product of (1) the number of shares of common stock issuable upon the exercise of the Warrants before that adjustment and (2) the exercise price in effect immediately prior to the issuance, sale or Fundamental Change giving rise to this adjustment, by (y) the new exercise price determined in accordance with the immediately preceding sentence. Our obligation to deliver additional shares of common stock upon exercise of the Warrants in these circumstances is subject to a maximum aggregate issuance limitation. “Applicable Price” means the greater of (A) the greater of the market price per share of outstanding common stock on (i) the date on which we issue or sell any common stock and (ii) the first date of the announcement of such issuance, sale or Fundamental Change and (B) $5.00. The exercise price is also subject to customary anti-dilution adjustments.

Fundamental Change

Upon the occurrence of a “Fundamental Change,” which is defined in the form of warrant as certain events pertaining to a change of control or liquidation of the Company, the holder of a Warrant may cause us to purchase its Warrant, in whole or in part, at the higher of (1) the fair market value of the Warrant and (2) a valuation based on a computation of the option value of the Warrant using a Black-Scholes methodology. Payment by us to the holder of the Warrant of the purchase price will be due upon the occurrence of the Fundamental Change. At our election, all or any portion of the purchase price may be paid in cash or in our common stock valued at the market price of a share of our common stock as of (A) the last trading day prior to the date on which this payment occurs or (B) the first date of the announcement of a Fundamental Change (whichever is less), so long as the payment does not cause us to fail to comply with applicable NYSE requirements or other regulatory requirements. To the extent that a payment in our common stock would cause us to fail to comply with NYSE rules or the other regulatory requirements, once the maximum number of shares of our common stock that would not result in the contravention of such requirements has been delivered, the remainder of such purchase price may be paid in the form of cash or other equity securities having a fair market value equal to the value of the shares of our common stock that would have been issued to the holder of the Warrant absent the limitations described above.

Exchange for Preferred Stock

At any time after September 30, 2008 but prior to the receipt of the Stockholder Approvals and any applicable regulatory approval, the holders of the Warrants may cause us to exchange the Warrants for a number of shares of Series G Preferred Stock equal to the quotient of (1) the value of the Warrants exchanged based on the higher of (A) the fair market value of the Warrants exchanged and (B) a computation of the option value of the Warrants using a Black-Scholes methodology divided by (2) the lower of (A) $100,000 or (B) the fair market value of a share of the Series G Preferred Stock. The Warrant issued to Corsair contains a limitation on the maximum number of shares of Series G Preferred Stock such that upon exchange, assuming the conversion of such shares of Series G Preferred Stock into shares of Common Stock, Corsair would not have beneficial ownership of 10% or more of the outstanding shares of a class of voting securities of the Company.

Transfer Restrictions

The Warrants are subject to transfer restrictions as set forth in the applicable investment agreement, a form of which was filed with the SEC as an exhibit to Form 8-K on April 23, 2008 and subsequently amended by the First Amendment to the Investment Agreement, which was filed with the SEC as an exhibit to Form 8-K on May 8, 2008 (the “Investment Agreement”). Additionally, in the case of the Warrant issued to Corsair, prior to receipt of the Stockholder Approvals relating to the Warrants and any applicable regulatory approval, Corsair may transfer its Warrant only to us, in a widely distributed public offering, to a person acquiring at least a majority of our voting securities or to persons that Corsair reasonably believes would not own more than 2% of our common stock or any class of our voting securities after such transfer.

Registration of the Warrants

The Warrants have not been registered and bear a legend specifying that such securities may not be transferred, sold or otherwise disposed of unless a registration statement relating to such securities is in effect under applicable federal and state securities laws or pursuant to an available exemption from registration. Under the Investment Agreement and certain purchase agreements entered into with certain other investors who received Warrants in the equity investment transactions described above, we have agreed to file a registration statement covering such securities with the SEC no later than six months after the closing date of the issuance of such securities.

DIRECT REGISTRATION SYSTEM

We have a direct registration (book-entry) program with respect to record ownership of our common stock. Direct registration is a service that allows shares to be owned, reported and transferred electronically without having a physical stock certificate issued. Persons who acquire shares of the common stock upon an offering and sale by a selling stockholder by use of this prospectus supplement will not receive a physical stock certificate (unless certificates are specifically requested); rather, ownership of the shares acquired will be recorded in the names of such persons electronically on the books and records of National City Bank. Direct registration is intended to alleviate the problems relating to stolen, misplaced or lost stock certificates and to reduce the paperwork relating to the transfer of ownership of our stock. Under direct registration, the voting, dividend and other rights and benefits of holders of our common stock remain the same as with holders of certificates.

Prior to this registration, the shares of common stock which may be sold from time to time by the selling stockholders named in this prospectus supplement were “restricted securities” under the Securities Act. Upon completion of a resale by use of this prospectus supplement, the acquiring stockholders whose shares are registered in their own names will receive a statement confirming the appropriate number of shares of common stock through direct registration, rather than a physical stock certificate, unless such stockholder gives specific instructions to our transfer agent to issue such a certificate. For a stockholder who is acquiring common stock through a broker or other nominee that is a member of (or has a correspondent relationship with) The Depository Trust Company, that stockholder’s shares of common stock will be credited to the stockholder’s account by the broker or other nominee.

To utilize the services of a stockbroker to sell shares, a stockholder holding shares through direct registration must first add the appropriate stockbroker information to the direct registration account maintained by the transfer agent.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, conversion and disposition of the Series G Preferred Stock and our common stock received in respect thereof as of the date hereof. Except where noted, this summary deals only with the Series G Preferred Stock and our common stock held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of the Series G Preferred Stock or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the Series G Preferred Stock or our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding the Series G Preferred Stock or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person who is an investor in a pass-through entity;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership holds the Series G Preferred Stock or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Series G Preferred Stock or our common stock, you should consult your own tax advisors.

This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Series G Preferred Stock, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Dividends

Distributions on the Series G Preferred Stock or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income although possibly at reduced rates, as discussed below. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Series G Preferred Stock or our common stock exceeds our current and accumulated earnings and profits attributable to that share of the Series G Preferred Stock or our common stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of the Series G Preferred Stock or our common stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Series G Preferred Stock or our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Series G Preferred Stock will constitute dividends for U.S. federal income tax purposes.

If we make a distribution on the Series G Preferred Stock in the form of our Series G Preferred Stock, such distribution will generally be taxable for U.S. federal income tax purposes in the same manner as distributions described above to the extent we distribute property, including cash, to other holders of our stock or certain of our other securities. If such a distribution is taxable, a U.S. holder’s tax basis in such Series G Preferred Stock received will equal the fair market value of such Series G Preferred Stock on the distribution date, and such U.S. holder’s holding period for such Series G Preferred Stock received will begin on the day following the distribution date. If such a distribution is not taxable, a U.S. holder’s tax basis in its Series G Preferred Stock prior to such distribution will be allocated between such Series G Preferred Stock and the Series G Preferred Stock received in the distribution, and such U.S. holder’s holding period for such Series G Preferred Stock received will include such U.S. holder’s holding period for the Series G Preferred Stock on which such distribution was made.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Series G Preferred Stock or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Series G Preferred Stock or our common stock becomes ex-dividend with respect to such dividend. A 91-day minimum holding period applies to any dividends on the Series G Preferred Stock that are attributable to periods in excess of 366 days.

Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Series G Preferred

Stock or our common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Series G Preferred Stock or our common stock become ex-dividend with respect to such dividend. A 91-day minimum holding period applies to any dividends on the Series G Preferred Stock that are attributable to periods in excess of 366 days.

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Series G Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Series G Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Series G Preferred Stock or our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate stockholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or Other Disposition

A sale, exchange, or other disposition of the Series G Preferred Stock or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Series G Preferred Stock or our common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Series G Preferred Stock or our common stock, as applicable, exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. The deduction of capital losses is subject to limitations.

Conversion of the Series G Preferred Stock into Common Stock

As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series G Preferred Stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Series G Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the converted Series G Preferred Stock was held prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. Any cash received attributable to any declared and unpaid dividends on the Series G Preferred Stock will be treated as described above under “U.S. Holders — Dividends.”

Adjustment of Conversion Rate

The conversion rate of the Series G Preferred Stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code generally treat a U.S. holder of the Series G Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “U.S. Holders — Dividends,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our assets or our earnings and profits. For example, any decrease in the conversion price described above under “Description of the Series G Preferred Stock — Mandatory Conversion” would result in an upward adjustment in the conversion rate and so will generally give rise to a deemed taxable dividend to the holders of the Series G Preferred Stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Series G Preferred Stock will generally not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of the Series G Preferred Stock or our common stock and the proceeds from the sale, exchange or other disposition of the Series G Preferred Stock or our common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Dividends

Dividends (including distributions in the form of our Series G Preferred Stock or common stock taxable as dividends and any constructive distributions taxable as dividends) paid to a non-U.S. holder of the Series G Preferred Stock or our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series G Preferred Stock or our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if the Series G Preferred Stock or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of the Series G Preferred Stock or our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition

Any gain realized on the disposition of the Series G Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Conversion into Common Stock

Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series G Preferred Stock, except with respect to any cash received in lieu of a fractional share that is taxable as described above under “Non-U.S. Holders — Sale or Other Disposition.”

Adjustment of Conversion Rate

As described above under “U.S. Holders — Adjustment of Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Non-U.S. Holders — Dividends.”

Federal Estate Tax

The Series G Preferred Stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Series G Preferred Stock or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the common stock or Series G Preferred Stock, as the case may be, by employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA; plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, which we collectively refer to as Similar Laws; and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of which we call a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the common stock or Series G Preferred Stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable individual, class, statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the common stock or Series G Preferred Stock were acquired or held by an ERISA Plan with respect to which a selling stockholder, we or any of their or our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), a prohibited transaction between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the common stock or Series G Preferred Stock. Those class exemptions include:

•	PTCE 96-23 — for certain transactions determined by in-house asset managers;

•	PTCE 95-60 — for certain transactions involving insurance company general accounts;

•	PTCE 91-38 — for certain transactions involving bank collective investment funds;

•	PTCE 90-1 — for certain transactions involving insurance company separate accounts; and

•	PTCE 84-14 — for certain transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4075(d)(20) of the Internal Revenue Code provide a limited exemption for the purchase and sale of securities, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more and receives no less than adequate consideration in connection with the transaction. No assurance can be made that all of the conditions of any such exemptions will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or similar violations of applicable Similar Laws could occur as a result of the purchase or holding of the common stock or Series G Preferred Stock by a Plan, neither the common stock nor Series G Preferred Stock may be purchased or held by any

Plan, or any person investing the assets of any Plan, unless its purchase and holding of any such securities will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws. Each purchaser and holder of the common stock or Series G Preferred Stock or any interest in the common stock or Series G Preferred Stock will be deemed to have represented by its purchase and holding of the common stock or Series G Preferred Stock that either:

•	it is not a Plan and is not purchasing or holding the shares of such security or any interest in such security on behalf of or with the assets of any Plan; or

•	its purchase and holding of any of the shares of common stock or Series G Preferred Stock or interest in any of the common stock or Series G Preferred Stock will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase or holding of the common stock or Series G Preferred Stock on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the purchase and holding of the common stock or Series G Preferred Stock by the Plan is entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of shares of common stock or Series G Preferred Stock to a Plan is in no respect, a representation by us or the selling stockholders that any investment in the common stock or Series G Preferred Stock would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

SELLING STOCKHOLDERS

The table below sets forth information with respect to the selling stockholders and the number of shares of our common stock and Series G Preferred Stock that may be resold pursuant to this prospectus supplement.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or about May 9, 2008. The selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of common stock since the date on which the selling stockholders provided this information.

The number of shares beneficially owned by each selling stockholder is determined according to the rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. The selling stockholders and their respective transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus supplement any or all of the shares of common stock or Series G Preferred Stock owned by such selling stockholder, but are under no obligation to offer or sell any of the shares.

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

Abitibi-Consolidated Company of Canada Master Trust Fund (nominee: Desjardins Trust Inc./00907631/6)(5)	11,745	111,745	*	5	*
Advanced Series Trust — T. Rowe Price Asset Allocation Portfolio(6)	45,600	52,100	*	2	*
AEGON/Transamerica Series — T. Rowe Price Equity Income(6)	139,900	233,600	*	9	*
American Airlines, Inc. Master Fixed Benefit Pension Plan Trust(7)	143,700	1,443,700	*	65	*
American Bar Association Members Retirement Trust and American Bar Association Members Pooled Trust for Retirement Plans (nominee: Greatbreaker & Co.)(5)	14,094	134,094	*	6	*
American Beacon Balanced Fund(7)	87,400	807,400	*	36	*
American Beacon Large Cap Value Fund(7)	312,700	3,072,700	*	138	*
American Beverage Association(8)	19,900	39,900	*	1	*
American Funds Insurance Series — Asset Allocation Fund(9)	1,100,000	10,500,000	*	470	*
American Funds Insurance Series — Blue Chip Income and Growth Fund(10)	190,900	1,385,000	*	62	*
American Funds Insurance Series — Global Growth and Income Fund(9)	1,338,986	6,125,000	*	274	*
American Funds Insurance Series — Growth Fund(9)	930,000	8,750,000	*	391	*
Anchorage Capital Master Offshore, Ltd. (11)	1,580,000	15,000,000	*	671	*
Aristeia International Limited(12)	1,721,614	16,401,614	*	734	*

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

Aristeia Partners, L.P. (13)	214,586	2,034,586	*	91	*
Aristeia Special Investments Masters, L.P. (12)	163,800	1,563,800	*	70	*
Asahi Glass CPF(14)	64,800	280,000	*	14	*
ATU/TriMet Joint Pension Trust(7)	14,900	134,900	*	6	*
AustralianSuper Pty Ltd(14)	97,048	560,000	*	28	*
AXA Premier VIP Small/Mid Cap Value Portfolio (nominee: Cudd & Co.)(5)	68,122	648,122	*	29	*
Bank of America Structured Research(6)	49,100	52,800	*	2	*
Black Canyon Direct Investment Fund, L.P. (15)	249,935	2,429,935	*	109	*
Brandes Global Mid Cap Portfolio(14)	87,848	87,848	*	0	*
Brandes Investment Funds plc Brandes Global Equities Fund(14)	435,640	4,060,000	*	203	*
Brandes U.S. Mid Cap Equity Portfolio(14)	5,590	5,590	*	0	*
Canadian Medical Association Pension Plan(14)	1,483,109	798,620	*	0	*
Canadian Pacific Railway Company Pension Plan (nominee: Mac and Co.)(5)	70,471	670,471	*	30	*
Canyon Balanced Equity Master Fund, Ltd. (15)	1,709,647	9,000,000	*	403	*
Canyon Capital Arbitrage Master Fund, Ltd. (15)	148,251	800,000	*	36	*
Canyon Special Opportunities Master Fund (Cayman) Ltd. (15)	719,081	4,000,000	*	179	*
Canyon Value Realization Fund, L.P. (15)	3,777,871	19,842,145	*	887	*
Canyon Value Realization MAC-18 Ltd. (15)	411,129	2,180,000	*	98	*
Canyon VRF Trading Limited(15)	40,000	400,000	*	18	*
CIF All Cap Equity Fund (nominee: Chains & Co.)(5)	54,028	514,028	*	23	*
Citi Canyon Ltd. (15)	123,025	650,000	*	29	*
City of Austin Police Retirement System(14)	468,703	408,494	*	0	*
Co-operative Superannuation Society Pension Plan(14)	996,459	793,329	*	0	*
D.E. Shaw Oculus Portfolios, L.L.C. (16)	3,670,000	34,990,000	*	1,566	*
D.E. Shaw Valence Portfolios, L.L.C. (16)	3,902,100	35,010,000	*	1,567	*
Delta Institutional, LP(17)	981,600	9,381,600	*	420	*
Delta Offshore Master, Ltd. (18)	1,871,700	17,891,700	*	801	*
Delta Onshore, LP(17)	109,300	1,029,300	*	46	*
Delta Pleiades, LP(17)	177,400	1,697,400	*	76	*

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

Diversified Investment Advisors Value Fund(7)	65,900	605,900	*	27	*
DMC (DR) Limited(7)	17,900	37,900	*	1	*
Duluth Teachers’ Retirement Fund (nominee: EMSEG & Co.)(5)	4,698	44,698	*	2	*
Electronic Data Systems(7)	114,600	1,174,600	*	53	*
Elliott Associates, L.P. (19)	800,000	7,600,000	*	340	*
Elliott International, L.P. (20)	1,200,000	11,400,000	*	510	*
Employee’s Pension Fund of Tokyo Pharmaceutical Industry(14)	155,800	300,000	*	15	*
Exel plc Pension(14)	1,134,805	898,447	*	0	*
Farallon Capital Institutional Partners II, L.P. (21)(22)	66,200	1,265,500	*	15	*
Farallon Capital Institutional Partners III, L.P. (21)(22)	81,400	439,300	*	20	*
Farallon Capital Institutional Partners, L.P. (21)(22)	1,583,000	8,307,100	*	413	*
Farallon Capital Offshore Investors, Inc. (21)(23)	1,228,000	6,990,000	*	313	*
Farallon Capital Offshore Investors II, L.P. (21)(22)	1,304,300	7,213,600	*	323	*
Farallon Capital Partners, L.P. (21)(22)	1,031,600	5,784,500	*	259	*
Fidelity Advisor Series VII Trust: Fidelity Advisor Financial Services Fund(24)	17,900	157,900	*	7	*
Fidelity Central Investment Portfolios LLC: Fidelity Financials Central Fund(24)	92,000	752,000	*	33	*
Fidelity Northstar Fund(25)	499,900	8,279,900	*	389	*
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund(24)	3,520,000	30,000,000	*	1,324	*
Fidelity Select Portfolios: Banking Portfolio(24)	257,200	238,600	*	11	*
Fidelity Select Portfolios: Financial Services Portfolio(24)	29,500	269,500	*	12	*
Fidelity Select Portfolios: Home Finance Portfolio(24)	55,898	239,500	*	11	*
FIP USA Large Cap(14)	53,864	32,244	*	0	*
France-Merrick Foundation(8)	6,800	86,800	*	4	*
Frank B. Foster III(8)	6,400	6,400	*	0	*
Fundamental Investors, Inc. (9)	550,000	5,250,000	*	235	*
GA Fund L Equities World Mid Cap Value TP(14)	184,681	184,681	*	0	*
Girl Scouts of the USA(7)	17,900	37,900	*	1	*

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

Girl Scouts of the USA Retirement Plan(7)	7,200	27,200	*	1	*
Gordel Holdings Limited(26)	0	640,000	*	32	*
GPC LVII, LLC(26)	0	1,100,000	*	55	*
Guggenheim Portfolio Company X, L.L.C. (27)	58,015	558,015	*	25	*
Hallmark Cards, Incorporated Master Trust (nominee: Deeprock & Co.)(5)	4,698	44,698	*	2	*
Harris Corp Retirement Trust(6)	93,100	155,700	*	6	*
Hartford Capital Appreciation HLS Fund (nominee: Playroom & Co.)(5)	138,592	1,318,592	*	59	*
Hartford MidCap Value HLS Fund (nominee: Palmbeach & Co.)(5)	164,432	1,564,432	*	70	*
Hartford Value Opportunities HLS Fund (nominee: Watchcourse & Co.)(5)	96,310	916,310	*	41	*
Health Services Retirement Plan(8)	11,800	91,800	*	4	*
Hotchkis and Wiley Core Value Fund(7)	856,400	8,296,400	*	372	*
Hotchkis and Wiley Mid-Cap Value Fund(7)	1,836,700	17,856,700	*	801	*
Hyperion (EQ) Limited(7)	16,300	56,300	*	2	*
IKANO International Funds — Value Portfolio(14)	145,989	900,000	*	45	*
Indiana Public Employees’ Retirement Fund(14)	1,521,199	1,176,566	*	0	*
ING Investors Trust — ING T. Rowe Price Capital Appreciation Portfolio(6)	323,700	1,423,700	*	55	*
ING Investors Trust — ING T. Rowe Price Equity Income Portfolio(6)	374,200	671,400	*	26	*
ING LargeCap Value Fund(14)	0	300,000	*	15	*
Institutional Benchmarks Series (Master Feeder) Ltd. (15)	202,536	1,040,000	*	46	*
ITT Industries INC-SRS(6)	10,400	22,700	*	1	*
Jackson County, Missouri Revised Pension Plan(7)	22,100	122,100	*	5	*
JNL Series Trust — JNL/ T. Rowe Price Value Fund(6)	61,100	261,100	*	10	*
John Hancock Funds II — Equity Income Fund(6)	261,800	442,900	*	17	*
John Hancock Funds II — Spectrum Income Fund(6)	48,100	78,200	*	3	*
John Hancock Trust — Equity-Income Trust(6)	597,600	1,063,200	*	41	*
John Hancock Trust — Mid Value Trust(6)	38,200	178,200	*	7	*

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

John Hancock Trust — Spectrum Income Trust(6)	52,600	79,800	*	3	*
KDDI CPF(14)	55,844	280,000	*	14	*
Kuwait Fund for Arab Economic Development(14)	142,892	560,000	*	28	*
Kuwait Investment Authority(7)	182,200	1,802,200	*	81	*
Lansdowne Global Financial Fund L.P.	1,501,060	11,182,000	*	500	*
Lansdowne Global Financial Fund Limited	8,478,940	63,818,000	*	2,857	*
Legg Mason American Leading Companies(8)	104,620	1,004,620	*	45	*
Legg Mason Opportunities Trust(39)	983,380	9,403,380	*	421	*
Legg Mason Partners Equity Trust — Legg Mason Partners All Cap Fund(8)	402,400	4,002,400	*	180	*
Legg Mason Special Investment Trust(8)	983,600	9,943,600	*	448	*
Lloyd’s Register Superannuation Fund Association(14)	268,183	1,160,000	*	58	*
Lumber Industry Pension Fund(7)	17,400	97,400	*	4	*
MarketPLUS Mid Cap Value Portfolio (nominee: Cudd & Co.)(5)	89,263	849,263	*	38	*
Mason Capital, L.P. (27)	258,210	2,478,210	*	111	*
Mason Capital, Ltd. (27)	1,143,775	10,963,775	*	491	*
Maverick Fund II, Ltd. (28)	2,932,074	13,892,850	*	622	*
Maverick Fund USA, Ltd. (28)	741,090	3,887,540	*	174	*
Maverick Fund, L.D.C(28)	1,990,110	10,363,660	*	464	*
Maverick Long Enhanced Fund, Ltd. (28)	79,830	469,120	*	21	*
Maverick Long Fund, Ltd. (28)	56,090	247,030	*	11	*
Maverick Neutral Fund, Ltd. (28)	68,500	246,590	*	11	*
Maverick Neutral Levered Fund, Ltd. (28)	71,850	557,820	*	25	*
Maxim Series Fund, Inc. — Maxim T. Rowe Price Equity/Income Portfolio(6)	256,600	463,500	*	18	*
McDermott Incorporated Master Trust (nominee: Bost & Co.)(5)	9,396	89,396	*	4	*
Meditor European Master Fund Limited(29)	3,140,000	30,000,000	*	1,343	*
MidMichigan Medical Center — Midland Employees’ Pension Plan(8)	18,800	138,800	*	6	*
MidMichigan Medical Center — Midland Employees’ Retirement Healthcare Plan(8)	10,300	10,300	*	0	*
Mitsubishi Corporation Pension Fund(14)	52,490	220,000	*	11	*
MML Series Investment Fund — MML Equity Income Fund(6)	112,300	182,800	*	7	*
Monsanto Company(7)	9,100	149,100	*	7	*

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

Montana Board of Investments — SRS(6)	20,000	25,200	*	1	*
National Girl Scout Council Retirement Plan(7)	7,400	147,400	*	7	*
Nebraska Public Power District Employee Retirement Plan(7)	4,600	84,600	*	4	*
New York State Common Retirement Fund(14)	629,869	4,860,000	*	243	*
Norges Bank (Central Bank of Norway)(30)	5,325,948	30,000,000	*	1,342	*
Norges Bank US Radnor Concentrated Portfolio (nominee: Cudd & Co.)(5)	418,126	3,978,126	*	178	*
Nortel Networks Limited(14)	178,480	1,000,000	*	50	*
North Carolina Department of State Treasurer(7)	131,200	1,331,200	*	60	*
Northwestern Mutual Series Fund, Inc. — T. Rowe Price Equity Income Portfolio(6)	56,600	82,300	*	3	*
Northwestern Mutual Series Fund, Inc. — T. Rowe Price Small-Cap Value Portfolio(6)	11,000	51,000	*	2	*
Nunavut Trust(14)	879,302	810,249	*	0	*
NVIT Multi-Manager Large Cap Value Fund (nominee: Cudd & Co.)(5)	2,349	22,349	*	1	*
Old Lane Cayman Master Fund, L.P. (31)	96,400	976,400	*	44	*
Old Lane HMA Master Fund, L.P. (31)	29,400	289,400	*	13	*
Old Lane US Master Fund, L.P. (31)	74,200	734,200	*	33	*
Oregon State University Foundation(7)	11,200	111,200	*	5	*
Oregon-Washington Carpenters-Employers Pension Trust Fund(7)	6,100	126,100	*	6	*
OZ Global Special Investments Master Fund, LP(26)	0	2,520,000	*	126	*
OZ Master Fund, Ltd. (26)	0	35,740,000	*	1,787	*
Penn Series Funds, Inc. — Flexibly Managed Fund(6)	130,000	570,000	*	22	*
Pensioenfonds Voor De Grafische Bedrijven (PGB)(6)	57,800	55,600	*	2	*
Permal York Limited(32)	183,529	1,763,529	*	79	*
Principal Investors Fund, Inc -Partners Largecap Blend Fund(6)	92,553	84,353	*	3	*
Principal Variable Contracts Fund, Inc. -Large Cap Blend Series(6)	23,900	26,300	*	1	*
Prudential Retirement Mid Cap Value Fund (nominee: IFTCO)(5)	129,196	1,229,196	*	55	*

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

Public Employees’ Retirement System of Mississippi (nominee: Hare & Co.)(5)	84,565	804,565	*	36	*
Railways Pension Trustee Co Ltd(14)	423,288	2,300,000	*	115	*
RBS Asset Management — Equator INV Funds(6)	13,000	23,400	*	1	*
RMB Unit Trusts Limited(14)	88,000	280,000	*	14	*
Roseburg Forest Products Co. and Carpenters Industrial Council Pension Plan(7)	19,600	79,600	*	3	*
S.A.C. Arbitrage Fund, LLC(33)	209,916	2,009,916	*	90	*
S.A.C. Capital Associates, LLC(33)	2,730,084	25,990,084	*	1,163	*
Samlyn Offshore, Ltd. (34)	490,560	4,670,560	*	209	*
Samlyn Onshore Fund, L.P. (35)	349,440	3,329,440	*	149	*
Saudi Arabian Monetary Agency(14)	3,506,606	11,217,274	*	482	*
Saudi Arabian Monetary Agency — Global Portfolio II(14)	984,875	5,860,000	*	293	*
Saudi Arabian Monetary Agency — Global Portfolio III(14)	821,392	3,660,000	*	183	*
SBL Fund — Series O (Equity Income Series)(6)	78,500	131,500	*	5	*
Selector Management Fund — Selector Global Value(14)	65,927	40,000	*	2	*
Skandia US Value Fund(7)	42,600	422,600	*	19	*
SKL Investment Group, LLC(7)	13,800	93,800	*	4	*
Sony Corporation CPF(14)	59,624	260,000	*	13	*
Southern California UFCWU & FE Joint Pension(6)	23,500	26,100	*	1	*
Stark Criterion Master Fund Ltd. (36)	31,400	311,400	*	14	*
Stark Global Opportunities Master Fund Ltd. (36)	157,000	1,497,000	*	67	*
Stark Master Fund Ltd. (36)	2,951,600	28,191,600	*	1,262	*
State of California — Mid Cap Value(6)	56,800	256,800	*	10	*
State Retirement & Pension System of Maryland(6)	45,900	51,900	*	2	*
State Universities Retirement System of Illinois(6)	21,700	25,300	*	1	*
Stichting Bedrijfstakpensioenfonds voor het Schilders-, Afwerkings- en Glaszetefrijf(7)	10,300	110,300	*	5	*
Sunamerica Seasons Series Trust — Large-Cap Value Portfolio(6)	37,200	54,700	*	2	*
SUPERVALU Inc. Benefit Plan(7)	107,100	927,100	*	41	*
T. Rowe Price Balanced Fund(6)	72,000	182,400	*	7	*

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

T. Rowe Price Capital Appreciation Fund(6)	920,835	4,100,835	*	159	*
T. Rowe Price Capital Appreciation Trust(6)	9,000	29,000	*	1	*
T. Rowe Price Capital Opportunity Fund(6)	23,400	26,100	*	1	*
T. Rowe Price Equity Income Fund(6)	6,118,325	10,608,325	*	412	*
T. Rowe Price Equity Income Portfolio(6)	494,300	879,000	*	34	*
T. Rowe Price Equity Income Trust(6)	84,400	133,400	*	5	*
T. Rowe Price Financial Services Fund, Inc(6)	212,218	932,218	*	36	*
T. Rowe Price Institutional U.S. Structured Research Fund(6)	11,000	23,100	*	1	*
T. Rowe Price Mid-Cap Value Fund, Inc(6)	1,641,796	7,261,796	*	281	*
T. Rowe Price Personal Strategy Growth Fund(6)	29,300	129,300	*	5	*
T. Rowe Price Personal Strategy Income Fund(6)	10,000	50,000	*	2	*
T. Rowe Price PS Balanced Fund(6)	27,200	107,200	*	4	*
T. Rowe Price PS Balanced Portfolio(6)	3,400	23,400	*	1	*
T. Rowe Price Value Fund(6)	735,873	3,275,873	*	127	*
TD Mutual Funds — TD U.S. Large-Cap Value Fund(6)	135,790	234,500	*	9	*
Teachers’ Retirement System of Oklahoma; Mid-Cap(7)	220,200	2,080,200	*	93	*
The 1199SEIU Health Care Employees Pension Fund(7)	257,100	46,600	*	0	*
The Canyon Value Realization Fund (Cayman), Ltd. (15)	11,218,525	59,657,920	*	2,670	*
The Energy East Master Trust(7)	42,100	382,100	*	17	*
The Growth Fund of America, Inc. (37)	8,285,000	79,145,000	*	3,543	*
The Hartford Capital Appreciation II Fund (nominee: Barnaclewind & Co.)(5)	91,612	871,612	*	39	*
The Hartford MidCap Value Fund (nominee: Palmbeach & Co.)(5)	68,122	648,122	*	29	*
The Hartford Value Opportunities Fund (nominee: Watchpond & Co.)(5)	44,631	424,631	*	19	*
The Investment Company of America(10)	2,505,000	23,845,000	*	1,067	*
The Lynde and Harry Bradley Foundation, Inc. (7)	16,500	156,500	*	7	*
The Promotion & Mutual Aid Corp for Private Schools of Japan(14)	96,180	400,000	*	20	*

				Shares of Series G
				Preferred Stock
		Maximum Number of Shares		Beneficially Owned and
	Number of	of Common Stock which may		which may be Resold
	Shares of	be Resold Hereby(1)		Hereby
	Common Stock		% (After		% (After
	Beneficially		Completion of		Completion of
Name of Selling Stockholders	Owned(2)	Number	the Offering)(3)	Number	the Offering)(4)

The Samuel Roberts Noble Foundation, Inc. (7)	24,100	184,100	*	8	*
The Wellcome Trust Limited(14)	442,778	2,580,000	*	129	*
Timber Operators Council Retirement Plan and Trust(7)	6,300	86,300	*	4	*
Torstar Pension Plan(7)	24,000	164,000	*	7	*
Town of Norwood(8)	10,600	30,600	*	1	*
TPG-Axon Partners (Offshore), Ltd. (38)	9,835,600	93,795,600	*	4,198	*
TPG-Axon Partners, LP(38)	4,844,400	46,204,400	*	2,068	*
UBS Multi Manager Access — US Equity(7)	80,400	760,400	*	34	*
UPS Pension Plan Trust(6)	22,885	25,900	*	1	*
UPS Retirement Plan Trust(6)	111,826	129,000	*	5	*
US IBM Retirement Fund(14)	4,447,559	3,726,658	*	0	*
UVIMCO II, LLC(28)	82,040	335,390	*	15	*
VALIC II- Mid Cap Value Fund (nominee: Newchart & Co.)(5)	70,471	670,471	*	30	*
Vanguard Capital Value Fund (nominee: Gerlach & Co.)(5)	157,385	1,497,385	*	67	*
Vanguard Windsor Funds (nominee: Gerlach & Co.)(5)	3,126,553	29,746,553	*	1,331	*
Vanguard Windsor II Fund(7)	1,052,900	10,252,900	*	460	*
Vantagepoint Aggressive Opportunities Fund(8)	161,400	1,241,400	*	54	*
Variable Insurance Products Fund IV: Financial Services Portfolio(24)	2,600	62,600	*	3	*
WCIW-TOC Pension Fund(7)	10,800	90,800	*	4	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Mid Cap Value Portfolio (nominee: Fidwell & Co.)(5)	21,141	201,141	*	9	*
WellPoint Cash Balance Pension Plan(7)	55,200	535,200	*	24	*
Wells Fargo & Company Master Pension Trust(6)	9,700	22,500	*	1	*
Wilton R. Stephens, Jr. (7)	4,600	104,600	*	5	*
York Capital Management, L.P. (32)	825,882	7,885,882	*	353	*
York Enhanced Strategies Fund, LLC(32)	367,059	3,507,059	*	157	*
York Global Value Partners, L.P. (32)	494,118	4,714,118	*	211	*
York Investment Limited(32)	2,202,353	21,022,353	*	941	*
York Select Unit Trust(32)	931,765	8,891,765	*	398	*
York Select LP(32)	755,294	7,215,294	*	323	*

*	Less than one percent

(1)	The “Maximum Number of Shares of Common Stock which may be Resold Hereby” column includes all common stock issuable upon conversion of such selling stockholder’s Series G Preferred Stock and the exercise of all of the Warrants issued to such selling stockholder, if any, in the equity investment transaction.

(2)	The “Number of Shares of Common Stock Beneficially Owned” column does not include any common stock issuable upon exercise of the warrants such selling stockholder received, if any, in the equity investment transaction, nor does it include common stock issuable upon conversion of Series G Preferred Stock; thus this amount may be less than the amount reflected for such selling stockholder in the “Maximum Number of Shares of Common Stock which may be Resold Hereby” column.

(3)	The percentage ownership of shares of common stock in the “% (after completion of the offering)” column is calculated based on a share count which includes, in addition to outstanding shares, as of May 15, 2008 all shares of common stock issuable upon the conversion of the Series G Preferred Stock and the exercise of all of the warrants issued in the equity investment transaction.

(4)	The percentage ownership of Series G Preferred Stock in the “% (after completion of the offering)” column is calculated based on 63,690 shares of our Series G Preferred Stock outstanding.

(5)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(6)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the selling stockholder named in the table, as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of all of the shares owned by each selling stockholder to which this footnote applies; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(7)	Hotchkis and Wiley Capital Management, LLC (“HWCM”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the selling stockholder named in the table, as well as securities owned by certain other institutional investors. For purposes of reporting requirements of the Exchange Act, HWCM may be deemed to be the beneficial owner of all of the shares owned by each selling stockholder to which this footnote applies; however, HWCM expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)	Legg Mason Capital Management, Inc. is the investment advisor of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder.

(9)	The selling stockholder is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company, or CRMC, an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to this selling stockholder. CRMC provides investment advisory services to this selling stockholder through its division Capital World Investors, or CWI. In that capacity, CWI may be deemed to be the beneficial owner of shares held by this selling stockholder. CWI, however, disclaims such beneficial ownership.

(10)	The selling stockholder is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company, or CRMC, an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to this selling stockholder. CRMC provides investment advisory services to this selling stockholder through its division Capital Research Global Investors, or CRGI. In that capacity, CRGI may be deemed to be the beneficial owner of shares held by this selling stockholder. CRGI, however, disclaims such beneficial ownership.

(11)	Anchorage Advisors L.L.C. (“Advisors”) is the investment advisor to the selling stockholder. In such capacity, Advisors exercises voting and investment power over the securities held for the account of the selling stockholder.

(12)	Aristeia Capital LLC is the investment manager of the selling stockholder. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella, and William R. Techar, who are the

natural persons that exercise voting power and investment control over the shares owned by the selling stockholder.

(13)	Aristeia Advisers LLC is the general partner of the selling stockholder. Aristeia Advisers LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella, and William R. Techar, who are the natural persons that exercise voting power and investment control over the shares owned by the selling stockholder.

(14)	Brandes Investment Partners, L.P. serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the selling stockholders named in the table, as well as shares owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, Brandes Investment Partners, L.P. may be deemed to be the beneficial owner of all of the shares listed above; however, Brandes Investment Partners, L.P. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(15)	Canyon Capital Advisors LLC serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the selling stockholders named in the table, as well as shares owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), Canyon Capital Advisors LLC may be deemed to be the beneficial owner of all of the shares listed above; however, Canyon Capital Advisors LLC expressly disclaims that it is, in fact, the beneficial owner of such securities.

(16)	D. E. Shaw & Co. L.P., as investment adviser, has voting and investment control over the securities owned by the selling stockholder named in the table. Julius Gaudio, Eric Wepsic, Maximilian Stone, Anne Dinning, and Lou Salkind, or their designees, exercise voting and investment control over the securities on D. E. Shaw & Co. L.P.’s behalf.

(17)	Trafelet & Company Advisors, LLC is the general partner to this selling stockholder. By reason of such relationship, Trafelet & Company Advisors, LLC may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by the selling stockholder. Remy W. Trafelet is the managing member of Trafelet & Company Advisors, LLC. By reason of such relationship, Mr. Trafelet may be deemed to share dispositive power or investment control over the securities stated as beneficially owned by this selling stockholder.

(18)	Trafelet Capital Management, LP is the investment manager of this selling stockholder and consequently has investment discretion over securities held by this selling stockholder. Remy W. Trafelet is the managing member of Trafelet Capital Management, LP and therefore has ultimate investment discretion over securities held by this selling stockholder. Trafelet Capital Management, LP and Mr. Trafelet each disclaim beneficial ownership in the securities except to the extent of their pecuniary interest therein.

(19)	Paul E. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P.

(20)	Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer, is the sole general partner of Elliott International, L.P. In addition, Elliott International Capital Advisors Inc., the investment manager of Elliott International, L.P. which is controlled by Mr. Singer, has shared power with Elliott International, L.P. to vote and dispose of the shares owned by Elliott International, L.P.

(21)	As the general partner of the partnership (each such partnership being a “Farallon Partnership”), Farallon Partners, L.L.C. (“FPLLC”), may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to beneficially own the shares beneficially owned by such Farallon Partnership. As managing members of FPLLC, each of William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J.M. Spokes and Mark C. Wehrly and, as Senior Managing Member of FPLLC, Thomas F. Steyer (together, the “Farallon Managing Members”) may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to beneficially own the shares beneficially owned by such Farallon Partnership.

(22)	All of the entities and individuals identified in these footnotes 21 and 23 disclaim group attribution. FPLLC, FCMLLC and each of the Farallon Managing Members disclaim any beneficial ownership of the shares owned by the Farallon Partnerships and/or Managed Account, as appropriate. The address for each of the above-mentioned entities and persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(23)	As the manager of Farallon Capital Offshore Investors, Inc. (the “Managed Account”), Farallon Capital Management, L.L.C. (“FCMLLC”) may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to beneficially own the shares beneficially owned by the Managed Account. As managing members and, in the case of Mr. Steyer, as Senior Managing Member, of FCMLLC, each of the Farallon Managing Members may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to beneficially own the shares beneficially owned by the Managed Account.

(24)	The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, is a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the Securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

The Fund is an affiliate of a broker-dealer. The Fund purchased the Securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or conversion shares.

The Fund does not intend to sell, transfer, assign, pledge or hypothecate or otherwise enter into any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities through an affiliated broker-dealer.

(25)	The entity is an Ontario Mutual Fund Trust. Its trustee and manager is Fidelity Investments Canada Limited (“FICL”). FICL is advised by FMR Co. FMR Co. shares investment power over the notes and the conversion shares held by the selling stockholder with Mr. Edward C. Johnson 3rd. These holdings are as of April 28, 2008.

Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to these non-U.S. investment companies. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of the Common Stock shares listed above.

A partnership controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

None of the selling stockholders listed above has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

Because the selling stockholders may offer all or some portion of the above referenced securities pursuant to this prospectus supplement or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling stockholders upon termination of any such sale. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since April 28, 2008 in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell all, part or none of the securities listed above.

(26)	Daniel S. Och as CEO of Oz Management, LP, the investment manager to the selling stockholder, may be deemed to have voting/investment control of the registerable securities held by the selling stockholder. His address is 9 West 57th Street, 39th floor, New York, NY 10019.

(27)	Mason Capital Management, LLC is the investment manager and has shared investment and voting power with respect to these shares and, consequently, may be deemed to be a beneficial owner of such shares.

(28)	Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares held by Maverick Fund, L.D.C., Maverick Fund USA, Ltd., Maverick Fund II, Ltd., Maverick Neutral Fund, Ltd., Maverick Neutral Levered Fund, Ltd., Maverick Long Fund, Ltd., Maverick Long Enhanced Fund, Ltd. and UVIMCO II, LLC through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC who possesses sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations. The address for the entities affiliated with Maverick Capital, Ltd. is 300 Crescent Court, 18th Floor, Dallas, TX 75201.

(29)	Meditor Group Limited serves as investment manager with power to direct investments and shared power to vote the shares owned by the selling stockholders to which this footnote applies. For purposes of reporting requirements of the Exchange Act, Meditor Group Limited may be deemed to be the beneficial owner of all of the shares listed above; however, Meditor Group Limited expressly disclaims that it is, in fact, the beneficial owner of such securities.

(30)	Norges Bank owns a total of 5,325,948 shares of common stock, of which 196,191 shares are in Norges Bank’s Foreign Exchange Reserves and 5,129,787 shares are in the Government Pension Fund — Global (including the 3,160,000 shares of common stock being registered hereby).

Norges Bank also confirms that it owns 1,342 shares of Series G Preferred Stock in the Government Pension Fund — Global.

Norges Bank serves as the operational manager with power to direct investments and sole power to vote the shares held for the benefit of the State of Norway’s Government Pension Fund — Global. For purposes of reporting requirements of the Exchange Act, Norges Bank may be deemed to be the beneficial owner of all of the shares listed above; however, Norges Bank expressly disclaims that it is, in fact, the beneficial owner of securities held for the State of Norway Government Pension Fund — Global.

(31)	Old Lane, LP, the investment manager to the selling stockholder, may be deemed to have voting/investment control of the registerable securities held by the selling stockholder.

(32)	Certain management and administrative duties of this investment fund have been delegated by the general partner or investment adviser of such investment fund, as applicable, to JGD Management Corp., a Delaware corporation (“JGD”). Accordingly, JGD may be deemed to have beneficial ownership over the shares reported as held by such investment fund. The sole shareholder of JGD is James G. Dinan.

(33)	Pursuant to investment management agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”) and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”), share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC and S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management and as such may be deemed to beneficially own the securities held by S.A.C. Arbitrage Fund, LLC and S.A.C. Capital Associates, LLC.

Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities owned by S.A.C. Arbitrage Fund, LLC and S.A.C. Capital Associates, LLC.

(34)	Samlyn Capital, LLC (“Samlyn Capital”) is the Investment Manager to Samlyn Offshore Ltd. Robert Pohly is the managing member of Samlyn Capital, and as such has investment power and voting control over these securities. Samlyn Capital and Mr. Pohly each disclaims beneficial ownership of these securities except to the extent of their pecuniary interest. The address of the selling shareholder is c /o Goldman Sachs (Cayman) Trust, Limited, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, P O Box 896, KY1-1103, Cayman Islands.

(35)	Samlyn Capital, LLC (“Samlyn Capital”) is the Investment Manager to, and Samlyn Partners, LLC (“Samlyn Partners”) is the General Partner of, Samlyn Onshore Fund, LP. Robert Pohly is the managing member of Samlyn Capital and Samlyn Partners, and as such has investment power and voting control over these securities. Samlyn Capital, Samlyn Partners and Mr. Pohly each disclaims beneficial ownership of these securities except to the extent of their pecuniary interest. The address of the selling shareholder is 527 Madison Avenue, 17th Floor, New York, New York 10022.

(36)	Michael A. Roth and Brian J. Stark have voting and investment control over securities owned by the selling stockholder, but Messrs. Roth and Stark disclaim beneficial ownership of such securities.

(37)	The selling stockholder is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company, or CRMC, an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to this selling stockholder. CRMC provides investment advisory services to this selling stockholder through its divisions Capital Research Global Investors, or CRGI, and Capital World Investors, or CWI. In that capacity, CRGI and CWI may be deemed to be the beneficial owner of certain shares held by this selling stockholder. Both CRGI and CWI, however, disclaim such beneficial ownership.

(38)	TPG-Axon Capital Management, LP (“TPG-Axon Management”) as investment manager to TPG-Axon Partners, LP (“TPG-Axon Domestic”) and TPG-Axon Partners (Offshore), Ltd.(“TPG-Axon Offshore”), has the power to direct the disposition and voting of the shares held by TPG-Axon Domestic and TPG-Axon Offshore. TPG-Axon Partners GP, LP (“PartnersGP”) is the general partner of TPG-Axon Domestic. TPG-Axon GP, LLC (“GPLLC”) is the general partner of PartnersGP and TPG-Axon Management. Dinakar Singh LLC (“Singh LLC”) is a Managing Member of GPLLC. Mr. Dinakar Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore. Each of Singh LLC, GPLLC, PartnersGP and Mr. Singh disclaim beneficial ownership of all of the shares.

(39)	LMM, LCC is the investment adviser of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder.

PLAN OF DISTRIBUTION

This prospectus supplement may be used for resales from time to time by the selling stockholders set forth under “Selling Stockholders.”

Subject to the restrictions described in this prospectus supplement, the securities being resold under this prospectus supplement may be resold from time to time in any of the following ways:

•	with respect to the common stock, on the New York Stock Exchange or such other national security exchange on which our common stock is listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on an exchange or in the over-the-counter market, or in a combination of any such transactions;

•	through the writing of options;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in privately negotiated transactions;

•	in short sales;

•	through transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with resales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities and deliver securities to close out such short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may effect such transactions by selling the securities to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent (which discounts or commissions from the selling stockholders or such purchasers will not exceed those customary in the type of transactions involved).

Any broker-dealers that participate with the selling stockholders in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the securities by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

We are required to pay all fees and expenses incident to the registration of the Shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities.

EXPERTS

The consolidated financial statements of National City appearing in National City’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of National City’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and National City management’s assessment of the effectiveness of internal control over financial reporting are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Senior Debt Securities
Subordinated Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Purchase Contracts
Units
Warrants
Guarantees

NATIONAL CITY PREFERRED CAPITAL TRUST I
NATIONAL CITY PREFERRED CAPITAL TRUST II
NATIONAL CITY PREFERRED CAPITAL TRUST III

Normal Securities
Stripped Securities
Capital Securities

Fully and unconditionally guaranteed by National City Corporation as described in its applicable prospectus supplement

The securities listed above may be offered and sold by us and/or the Trusts, and/or may be offered and sold from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and a pricing supplement, if any.

The common stock of National City Corporation is traded on the New York Stock Exchange under the symbol “NCC”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is dated January 18, 2008.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, senior debt securities, subordinated debt securities, junior subordinated debt securities, preferred stock, depositary shares representing interests in preferred stock, common stock, purchase contracts, units and warrants, in one or more offerings. The Trusts may sell normal securities, stripped securities and capital securities representing undivided beneficial interests in the Trusts, which may be guaranteed by National City, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

Unless the context requires otherwise, references to (1) “National City Corporation”, “National City”, the “Company”, “we”, “our”, “ours” and “us” are to National City Corporation and its subsidiaries, and (2) the “Trusts” are to National City Preferred Capital Trust I, National City Preferred Capital Trust II and National City Preferred Capital Trust III, each of which is a Delaware statutory trust.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we or any underwriters sell all of the securities (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2007; June 30, 2007 and September 30, 2007;

•	Current Reports on Form 8-K filed on January 3, 2007, January 8, 2007, January 23, 2007, January 25, 2007, February 6, 2007, March 2, 2007, March 23, 2007, April 24, 2007, May 1, 2007, May 25, 2007, July 25, 2007, August 16, 2007, August 30, 2007, September 4, 2007, September 6, 2007, October 26, 2007, November 21, 2007, December 7, 2007 and December 18, 2007; and

•	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on October 3, 1988, including any subsequently filed amendments and reports updating such description.

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You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114
Attn: Investor Relations Department
(800) 622-4204

The Trusts have no separate financial statements. The statements would not be material to holders of the normal, stripped or capital securities because the Trusts have no independent operations.

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by the National City Law Department and by Jones Day, New York, New York, our counsel. Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel for the Trusts, will pass on certain legal matters for the Trusts. The National City Law Department and Jones Day will rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware as to matters of Delaware law regarding the Trusts. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of National City appearing in National City’s Annual Report (Form 10-K) for the year ended December 31, 2006, and National City management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.